Exhibit 99.1

NEWS RELEASE

Tenet Board Adds Two New Independent Directors

Addition of Randy Simpson and Matt Ripperger from Glenview Capital Expands Board to 12 Members

DALLAS – January 19, 2016 – The board of directors of Tenet Healthcare Corporation (NYSE: THC) has appointed Randolph C. Simpson and Matthew J. Ripperger, partners and co-heads of healthcare for Glenview Capital Management (“Glenview”), as new independent directors effective immediately. Both new directors will be included in the Company’s slate of nominees for election to the board at Tenet’s 2016 Annual Meeting of Shareholders.

“We are pleased to add the expertise of Mr. Simpson and Mr. Ripperger to our board as we work to create long-term value for all of our shareholders,” said Trevor Fetter, chairman and CEO of Tenet. “Glenview has been a substantial investor in our company for nearly four years and we have appreciated their collaborative approach and constructive input. We look forward to the insights and contributions that Randy and Matt will bring to the board.”

Prior to joining Glenview in 2005, Mr. Simpson was an equity research analyst at Goldman Sachs and previously worked in the mergers and acquisitions group at Credit Suisse First Boston. He holds an MBA in finance and accounting from the University of Chicago and a JD from the Georgetown University Law Center. Mr. Ripperger joined Glenview in 2008 after serving as a managing director at Citigroup focused on healthcare facilities and providers. Previously, Mr. Ripperger was a vice president at J.P. Morgan, where he researched small and mid-cap healthcare service companies. He earned his BA from Columbia University.

“Glenview believes in investing both our financial capital and our human capital in strong businesses competing in vital industries, with attractive cash flow dynamics and long-term growth prospects,” said Larry Robbins, founder and CEO of Glenview. “As a four-year shareholder of Tenet and as its largest investor, we felt a responsibility to join together with all current board members of Tenet to ensure that Tenet’s extraordinary efforts in building a network of facilities that bring quality and cost containment to today’s healthcare system both perpetuates and translates into driving extraordinary shareholder value for all of Tenet’s owners. We appreciate Tenet welcoming two of Glenview’s partners to the board and look forward to commencing their deep and active engagement.”

In conjunction with the appointments, Tenet and Glenview have entered into an agreement that extends through the completion of the Company’s 2017 annual meeting of shareholders. The agreement includes the option for Glenview to propose two additional candidates, independent of both Tenet and Glenview and subject to the approval of Tenet’s board, for appointment as directors. These appointments, if made, would be effective January 31, 2017. The agreement will be filed by the Company as an exhibit to a Form 8-K with the Securities and Exchange Commission.

Tenet’s board now consists of 12 directors, with 11 directors who are independent of Tenet. The members of the board include: Tenet chairman and CEO Trevor Fetter; lead independent director Edward A. Kangas, former chairman and CEO of Deloitte Touche Tohmatsu; Brenda J. Gaines, former president and CEO of Diners Club North America; Karen M. Garrison, former president of Pitney Bowes Business Services; J. Robert Kerrey, managing director of Allen & Company and former United States Senator; Freda C. Lewis-Hall, M.D., executive vice president and chief medical officer of Pfizer Inc.; Richard R. Pettingill, former president and CEO of Allina Hospitals and Clinics; Matthew J. Ripperger, partner and co-head of healthcare of Glenview Capital Management; Ronald A. Rittenmeyer, former chairman, president and CEO of Electronic Data Systems Corporation; Tammy Romo, executive vice president and chief financial officer of Southwest Airlines Co.; Randolph C. Simpson, partner and co-head of healthcare of Glenview Capital Management; and James A. Unruh, former chairman, president and CEO of Unisys Corporation.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with more than 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International (USPI), the company operates 84 general acute care hospitals, 20 short-stay surgical hospitals and over 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks (IDN), physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

About Glenview Capital Management

Glenview Capital Management, founded in 2000 by Larry Robbins, is a privately held investment management firm. Headquartered in New York with 90 employees, Glenview manages greater than $10B across its investment products.

###

CONTACTS

For Tenet Healthcare: Investor Relations: Brendan Strong, 469-893-2387 investorrelations@tenethealth.com Media Charles Nicolas, 469-893-2640 mediarelations@tenethealth.com	For Glenview Capital Management: Scott Tagliarino/Taylor Ingraham, 203-992-1230 ASC Advisors LLC